HEARTLAND PAYMENT SYSTEMS REPORTS 35% INCREASE IN SECOND
QUARTER ADJUSTED EARNINGS PER SHARE

Princeton, NJ - July 28, 2011 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payments processors, today announced second quarter GAAP net income of $12.3 million, or $0.31 per diluted share. Results for the quarter are after $372,000 (pre-tax), or less than one cent per diluted share, of various expenses attributable to the 2008 processing system intrusion. Excluding these expenses, Adjusted Net Income and Diluted Earnings per Share were $12.5 million and $0.31, respectively, for the second quarter. For the second quarter of 2010, adjusted net income and diluted earnings per share were $9.1 million and $0.23, respectively. Adjusted Net Income and Diluted Earnings per Share are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights for the Second Quarter include:

•	Small and mid-sized merchant (SME) transaction processing volume was a quarterly record $17.5 billion, up 7.2 percent from the second quarter of 2010

•	Net Revenue was a quarterly record $122.2 million, up 6.1 percent compared to the same quarter in 2010

•	An Operating Margin on net revenue of 17.7 percent, representing the best operating margin in almost three years, and up from 13.2 percent for the second quarter of 2010

•	Same store sales rose 2.5 percent, the fifth consecutive quarter of same store sales growth

•	New margin installed was $12.6 million in the second quarter, up 3.6 percent from last year's second quarter

•	Stock Compensation expense reduced earnings by $1.7 million pre-tax, or $0.03 per diluted share, in the quarter, compared to $1.2 million, or $0.02 per share in the second quarter of 2010

Robert Carr, Chairman and CEO, said, “Through the combination of steady growth across our card and non-card businesses and disciplined expense management, we achieved one of the most profitable quarters in the company's history. We've made continued progress with our new business initiatives, growing new margin installed once again this quarter, while simultaneously better leveraging our business model through the successful implementation of efficiency initiatives that drove the operating margin to 17.7%. In an economy that remains on the mend, we believe we can build value for our shareholders through the effective execution of our back-to-basics marketing strategy and the introduction of innovative new products and services in a rapidly evolving and dynamic industry with strong growth opportunities.”

Net revenue in the second quarter of 2011 was up 6.1% to $122.2 million, compared to the second quarter of 2010. Net revenue growth was driven primarily by a record $17.5 billion in SME card processing volume, representing a 7.2% increase over the same quarter a year ago, as well as double-digit growth in our non-card businesses. Network Services transactions processed were a quarterly record 847 million, an increase of 6% from 800 million transactions in the second quarter of last year. In the second quarter of 2011, operating income as a percentage of net revenue was 17.7%, with processing and servicing, customer acquisition and depreciation expense all down compared to the second quarter of 2010. General and administrative expenses increased 21.9% in the quarter, consistent with our strategy to invest a portion of anticipated incremental operating income in long-term growth and productivity improvement initiatives. In the second quarter, the Company incurred $372,000 (pre-tax) in expenses attributable to the 2008 processing system intrusion. These expenses are shown separately in the Company's Statement of Income.

Mr. Carr continued, “Our key same store sales and new margin installed figures were up in the quarter, reflecting modest economic recovery at our merchants and continued strong new business productivity from our relationship managers. Although the relationship manager count was down this quarter, our new hire initiatives are showing early signs of success in developing extremely productive new relationship managers. These results are encouraging as it supports our plans to reinvigorate growth in our sales force while maintaining high overall RM productivity. New product introductions and acquisitions continue to succeed, with Smartlink and K-12, for instance, showing nice growth this quarter. Most importantly, with the implementation of new debit interchange rules rapidly approaching, we are preparing for a unique market-wide opportunity to more fully exploit the compelling value proposition of our Fair Deal. As an industry leader providing merchants transparent pricing, product innovation and end-to-end processing security, we believe we offer the SME market the most comprehensive and cost effective payments processing solution available.”

SIX MONTH RESULTS:
For the first six months of 2011, GAAP net income was $20.1 million or $0.50 per diluted share, compared to $20.4 million, or $0.52 per share for the first half of 2010. Net revenue for the first half of 2011 was $234.9 million, up 7.3% compared to the first half of 2010. Excluding various expenses, accruals, and insurance recoveries in 2010, all of which are attributable to the 2008 processing system intrusion, adjusted net income and diluted earnings per share for the first half of fiscal 2011 were $20.5 million or $0.51 per diluted share, compared to $10.8 million, or $0.28 per share in the first half of fiscal 2010. Year-to-date 2011, stock compensation expense has reduced earnings by $2.3 million or $0.058 per diluted share, compared to $1.7 million, or $0.044 per diluted share, a year ago.

USE OF NON-GAAP FINANCIAL MEASURES
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, net income and earnings per share, which exclude certain costs and expenses related to the 2008 processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the respective periods ended June 30, 2011 and 2010 follows:

(In thousands, except per share):	Three Months Ended June 30,		Six Months Ended June 30,
Net income attributable to Heartland	2011	2010	2011	2010
Non-GAAP - Adjusted net income attributable to Heartland	$12,490	$9,070	$20,493	$10,791
Less adjustments:
Provision for (recovery of) processing system intrusion costs	372	4,854	675	(15,510)
Income tax impact of provision for processing system intrusion	(140)	(1,927)	(255)	5,930
After-tax provision for (recovery of) processing system intrusion costs	232	2,927	420	(9,580)
GAAP - Net income attributable to Heartland	$12,258	$6,143	$20,073	$20,371

Earnings per share
Non-GAAP - Adjusted net income per share	$0.31	$0.23	$ 0. 51	$0.28
Less: provision for (recovery of) processing system intrusion costs	—	0.07	0.01	(0.24)
GAAP - Net income per share	$0.31	$0.16	$0.50	$0.52

Shares used in computing GAAP net income per share	40,128	39,343	39, 934	39,171

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2011 GUIDANCE:
For full year 2011, we are raising our guidance, and now expect fully diluted EPS to be between $1.00 and $1.04, after deducting $0.13 per share of 123R stock compensation expense. Expectations for full year revenue growth remain unchanged at 8% to 10%. The Company's guidance does not include any of the ongoing costs related to the 2008 processing system intrusion.

CONFERENCE CALL:
Heartland Payment Systems, Inc. will host a conference call on July 28, 2011 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (877) 627-6544. Please provide the operator with PIN number 1695414.

The webcast will be archived on the Company's website within two hours of the live call and will remain available through Friday, October 28, 2011.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the 5th largest payments processor in the United States, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide. Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.com, CostOfABurger.com and E3secure.com.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10- K for the year ended December 31, 2010. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact
Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Total revenues	$525,977	$475,881	$993,623	$887,037
Costs of services:
Interchange	365,207	330,735	686,006	611,785
Dues, assessments and fees	38,551	30,004	72,701	56,274
Processing and servicing	55,359	59,322	107,915	116,340
Customer acquisition costs	12,130	12,820	23,788	26,185
Depreciation and amortization	3,701	3,756	7,576	7,510
Total costs of services	474,948	436,637	897,986	818,094
General and administrative	29,377	24,094	59,423	51,194
Total expenses	504,325	460,731	957,409	869,288
Income from operations	21,652	15,150	36,214	17,749
Other income (expense):
Interest income	41	37	82	68
Interest expense	(1,116)	(1,170)	(2,308)	(2,271)
(Provision for) recovery of processing system intrusion costs	(372)	(4,854)	(675)	15,510
Other, net	(308)	1,075	(745)	2,020
Total other (expense) income	(1,755)	(4,912)	(3,646)	15,327
Income before income taxes	19,897	10,238	32,568	33,076
Provision for income taxes	7,505	4,064	12,314	12,658
Net income	12,392	6,174	20,254	20,418
Less: Net income attributable to noncontrolling interests	134	31	181	47
Net income attributable to Heartland	$12,258	$6,143	$20,073	$20,371

Net income	$12,392	$6,174	$20,254	$20,418
Other comprehensive income:
Unrealized gains on investments, net of income tax of $0, $10, $2 and $23	—	12	5	37
Unrealized losses on derivative financial instruments	(536)	—	(582)	—
Foreign currency translation adjustment	97	(479)	453	(153)
Comprehensive income	11,953	5,707	20,130	20,302
Less: Comprehensive income attributable to noncontrolling interests	163	31	317	47
Comprehensive income attributable to Heartland	$11,790	$5,676	$19,813	$20,255

Earnings per common share:
Basic	$0.32	$0.16	$0.52	$0.54
Diluted	$0.31	$0.16	$0.50	$0.52
Weighted average number of common shares outstanding:
Basic	38,792	37,935	38,625	37,782
Diluted	40,128	39,343	39,934	39,171

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$41,303	$41,729
Funds held for payroll customers	34,711	36,523
Receivables, net	192,122	175,530
Investments held to maturity	2,442	1,516
Inventory	9,983	11,058
Prepaid expenses	10,475	7,721
Current tax asset	5,428	18,652
Current deferred tax assets, net	9,537	7,250
Total current assets	306,001	299,979
Capitalized customer acquisition costs, net	55,954	59,251
Property and equipment, net	111,020	102,248
Goodwill	75,115	68,319
Intangible assets, net	30,282	31,160
Deposits and other assets, net	782	507
Total assets	$579,154	$561,464

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$80,085	$72,573
Accounts payable	42,815	42,126
Deposits held for payroll customers	34,711	36,523
Current portion of borrowings	15,008	38,286
Current portion of accrued buyout liability	6,548	5,560
Processing liabilities and loss reserves	34,188	28,740
Accrued expenses and other liabilities	31,418	27,171
Reserve for processing system intrusion	1,639	1,618
Total current liabilities	246,412	252,597
Deferred tax liabilities, net	26,262	21,714
Reserve for unrecognized tax benefits	1,582	1,309
Long-term portion of borrowings	77,500	85,000
Long-term portion of accrued buyout liability	21,316	23,250
Total liabilities	373,072	383,870
Commitments and contingencies	—	—

Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 39,172,070 and 38,415,199 shares issued and outstanding at June 30, 2011 and December 31, 2010	39	38
Additional paid-in capital	197,141	185,689
Accumulated other comprehensive income (loss)	(223)	37
Retained earnings (Accumulated deficit)	8,507	(8,471)
Total stockholders’ equity	205,464	177,293
Noncontrolling interests	618	301
Total equity	206,082	177,594
Total liabilities and equity	$579,154	$561,464

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net income attributable to Heartland	$20,073	$20,371
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	24,400	27,612
Other depreciation and amortization	14,023	12,609
Addition to loss reserves	3,381	5,962
Provision for doubtful receivables	1,270	584
Stock-based compensation	3,700	2,789
Deferred taxes	2,253	16,319
Net income attributable to noncontrolling interests	181	47
Exit costs for service center	771	—
Other	83	22
Changes in operating assets and liabilities:
Increase in receivables	(17,561)	(18,558)
Decrease in inventory	1,093	790
Payment of signing bonuses, net	(14,161)	(11,404)
Increase in capitalized customer acquisition costs	(6,942)	(7,726)
(Increase) decrease in prepaid expenses	(2,750)	2,229
Decrease in current tax asset	15,758	1,299
(Increase) decrease in deposits and other assets	(295)	821
Excess tax benefits on options exercised	(2,537)	(1,363)
Increase in reserve for unrecognized tax benefits	273	40
Increase (decrease) in due to sponsor bank	7,512	(23,860)
Increase in accounts payable	666	2,886
Increase (decrease) in accrued expenses and other liabilities	1,701	(3,193)
Increase (decrease) in processing liabilities and loss reserves	2,025	(3,291)
Increase (decrease) in reserve for processing system intrusion	22	(57,629)
Payouts of accrued buyout liability	(7,276)	(3,537)
Increase in accrued buyout liability	6,330	6,299
Net cash provided by (used in) operating activities	53,993	(29,882)
Cash flows from investing activities
Purchase of investments held to maturity	(2,178)	(1,195)
Maturities of investments held to maturity	1,282	1,263
Decrease in funds held for payroll customers	1,818	3,663
Decrease in deposits held for payroll customers	(1,812)	(3,602)
Acquisition of business, net of cash acquired	(7,598)	—
Purchases of property and equipment	(20,365)	(10,577)
Net cash used in investing activities	(28,853)	(10,448)
Cash flows from financing activities
Proceeds from borrowings	—	53,000
Principal payments on borrowings	(30,778)	(4,276)
Proceeds from exercise of stock options	5,733	3,857
Excess tax benefits on options exercised	2,537	1,363
Dividends paid on common stock	(3,095)	(757)
Net cash (used in) provided by financing activities	(25,603)	53,187

Net (decrease) increase in cash	(463)	12,857
Effect of exchange rates on cash	37	6
Cash at beginning of year	41,729	32,113
Cash at end of period	$41,303	$44,976

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses and recoveries related to the criminal breach in 2008 of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures- Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company's on-going operating performance and are therefore excluded by management in assessing the Company's operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures:

Provision for Processing System Intrusion - On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. Since its announcement of the Processing System Intrusion on January 20, 2009 and through June 30, 2011, the Company has expensed a total of $146.8 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges, or approximately $114.7 million, related to settlements of claims. Approximately $32.1 million of the total charges were for legal fees and costs we incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the three months ended June 30, 2011, the Company incurred approximately $0.4 million, or less than one cent per share, for legal fees and costs it incurred for defending various claims and actions for the Processing System Intrusion. During the three months ended June 30, 2010, the Company expensed approximately $4.9 million, or $0.07 per share, related to the Processing System Intrusion.

During the six months ended June 30, 2011, the Company incurred approximately $0.7 million, or $0.01 per share, for legal fees and costs it incurred for defending various claims and actions for the Processing System Intrusion. During the six months ended June 30, 2010, the Company recovered from its insurance providers approximately $26.8 million of the costs it had previously incurred for the Processing System Intrusion and expensed approximately $11.3 million for accruals, legal fees and costs we incurred for defending various claims and actions, resulting in a net recovery of $15.5 million, or $0.24 per share for that period.

During 2009 and 2010, the Company settled the following claims and disputes related to the Processing System Intrusion:

•
On December 17, 2009, the Company entered into a settlement agreement and release with American Express and paid approximately $3.5 million in full and final satisfaction of any and all claims of American Express and its issuers arising from or relating to the Processing System Intrusion. The Company paid this settlement from its available cash.

•
On January 7, 2010, the Company, Heartland Bank, KeyBank National Association (“KeyBank,” and, together with Heartland Bank, the “Sponsor Banks”), and Visa U.S.A. Inc., Visa International Service Association and Visa Inc. (collectively, “Visa”) entered into a settlement agreement to resolve potential claims and other disputes related to the 2008 Processing System Intrusion and on February 18, 2010 it paid $58.6 million for that settlement, after a $0.8 million credit for fines previously collected by Visa during 2009. The Company obtained loans totaling $53.0 million from Sponsor Banks, the proceeds of which were used to partially fund the settlement amount. See Note 11 Credit Facilities included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the $28.0 million Bridge Loan and $25.0 million Increased Credit Commitment, both entered into on February 18, 2010 and repaid on November 24, 2010 when the Company entered into a Second Amended and Restated Credit Agreement.

•
On May 19, 2010, the Company entered into a settlement agreement with MasterCard to resolve potential claims and other disputes related to the Processing System Intrusion and in September 2010 it agreed to pay a maximum of $34.8 million for that settlement, after a $6.6 million credit for fines previously collected by MasterCard during 2009. The Company paid this settlement from its available cash.

•
On August 31, 2010, the Company entered into a settlement agreement with Discover to resolve potential claims and other disputes with respect to the Processing System Intrusion and on September 2, 2010, it paid Discover $5.0 million in full and final satisfaction of any and all claims of Discover, its affiliates and certain of its issuers. The Company paid this settlement from its available cash.

These settlement amounts were previously provided for in the Company's Provision for Processing System Intrusion and carried in its Reserve for Processing System Intrusion. The Company is prepared to vigorously defend itself against any unsettled claims relating to the Processing System Intrusion that have been asserted against it and its sponsor banks to date. The Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the Processing System Intrusion. Additional costs the Company expects to incur for legal fees and costs for defending various claims and actions associated with the Processing System Intrusion will be recognized as incurred. Such costs, together with any amounts payable related to the unsettled claims, could be material and could adversely impact its results of operations, financial condition and cash flow.

Material Limitations Associated with the Use of Non-GAAP Financial Measures- Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Processing System Intrusion costs and expenses and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors-The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and six months ended June 30, 2011 and 2010 follows:

(In thousands, except per share):	Three Months Ended June 30,		Six Months Ended June 30,
Net income attributable to Heartland	2011	2010	2011	2010
Non-GAAP - Adjusted net income attributable to Heartland	$12,490	$9,070	$20,493	$10,791
Less adjustments:
Provision for (recovery of) processing system intrusion costs	372	4,854	675	(15,510)
Income tax impact of provision for processing system intrusion	(140)	(1,927)	(255)	5,930
After-tax provision for (recovery of) processing system intrusion costs	232	2,927	420	(9,580)
GAAP - Net income attributable to Heartland	$12,258	$6,143	$20,073	$20,371

Earnings per share
Non-GAAP - Adjusted net income per share	$0.31	$0.23	$0.51	$0.28
Less: provision for (recovery of) processing system intrusion costs	—	0.07	0.01	(0.24)
GAAP - Net income per share	$0.31	$0.16	$0.50	$0.52

Shares used in computing GAAP net income per share	40,128	39,343	39, 934	39,171